VOTING AGREEMENT


     This Voting Agreement dated as of May 16, 2000, is entered into between Patapsco Bancorp, Inc. ("Patapsco"), a Maryland corporation, and the undersigned stockholder ("Stockholder") of Northfield Bancorp, Inc. ("Company"), a Maryland corporation.

                              W I T N E S S E T H

     WHEREAS, as of the date hereof, Stockholder owns certain shares of the common stock, no par value, of Company (the "Company Stock");

     WHEREAS, Company and Patapsco have proposed to enter into an Agreement of Merger (the "Agreement"), dated as of the date hereof, which contemplates the merger of PN Financial, Inc. ("New Sub"), a Maryland corporation and wholly owned subsidiary of Patapsco, with and into the Company (the "Company Merger"); and

     WHEREAS, Patapsco is willing to expend the substantial time, effort and expense necessary to implement the Company Merger, including obtaining all necessary approvals of federal and state banking authorities, only if Stockholder enters into this Voting Agreement;

     WHEREAS, the Stockholder believes that the Company Merger is in his best interest and the best interest of the Company; and

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein and as an inducement to Patapsco to incur the expenses associated with the Company Merger and to enter into the Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Representations and Warranties - Stockholder represents and warrants
       --------------------------------
       that as of the date hereof Stockholder: (a) owns beneficially or otherwise has voting power with respect to the number of shares of Company Stock identified below, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options and agreements to sell or otherwise transfer; and (b) has voting power with respect to such shares.

2.     Voting Agreement - Stockholder shall vote, or cause to be voted,
       -----------------
       all of the shares of Company Stock he now or hereafter owns, including beneficial ownership, or over which he has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of the Company Merger at the meeting of stockholders of the Company to be called for the purpose of approving the Company Merger (the "Meeting"). The foregoing agreement shall not apply to shares with respect to which the Stockholder may have voting power as a fiduciary for others. Notwithstanding the foregoing, the Stockholder shall not be obligated to vote shares of Company Stock in favor of the Company Merger at the Meeting if prior to the Meeting the Company shall have entered into a written agreement or binding letter of intent to engage in a Takeover

       Proposal that would constitute a Superior Proposal. In addition, the Voting Agreement shall apply only to actions taken by stockholder in his capacity as a shareholder of the Company and shall not in any way limit or affect actions Stockholder may take in his capacity as a director of the Company.

3.     Transfers Subject to Agreement - Stockholder shall not sell, assign or
       ------------------------------
       otherwise transfer any of his shares of Company Stock.


4.     No Ownership Interest - Nothing contained in this Voting Agreement
       ---------------------
       shall be deemed to vest in Patapsco any direct or indirect ownership or incidents of ownership of, or with respect to, any shares of Company Stock not owned by Patapsco. All rights, ownership and economic benefits of, and relating to, the shares of Company Stock not owned by Patapsco shall remain and belong to the Stockholder, and Patapsco shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of his shares of Company Stock, except as otherwise expressly provided herein or in the Agreement, or the performance of his duties or responsibilities as a director of the Company.

5.     Documents Delivered - Stockholder acknowledges having reviewed the
       -------------------
       Agreement and its attachments and having had the opportunity to review the reports, proxy statements and other information with respect to Patapsco filed with the Securities and Exchange Commission (the "Commission") which were, prior to his execution of this Voting Agreement, available for inspection and copying at the offices of the Commission or accessible on the Commission's world wide web site and that Patapsco has made available to Stockholder the Agreement and all exhibits thereto.

6.     Amendment and Modification - The Voting Agreement may be amended,
       --------------------------
       modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Patapsco.

7.     Entire Agreement - This Voting Agreement evidences the entire agreement
       ----------------
       among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein, other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Company and the Stockholder concerning the Company Merger or the disposition or control of the stock of the Company. Capitalized terms used but not otherwise defined in this Voting Agreement shall have the meaning ascribed to such terms in the Agreement.

8.     Severability - The parties agree that if any provision of this Voting
       ------------
       Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid and inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

9.     Counterparts - This Voting Agreement may be executed in two
       ------------
       counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.    Governing Law - The validity, construction, enforcement and effect of
       -------------
       this Voting Agreement shall be governed by the internal laws of the State of Maryland.

11.    Headings - The headings of the paragraphs of this Voting Agreement are
       --------
       inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

12.    Termination - This Voting Agreement shall terminate upon the
       -----------
       consummation of the Company Merger, termination of the Agreement or abandonment of the Company Merger by the mutual agreement of the parties to the Agreement, whichever comes first.

13.    Successors - This Voting Agreement shall be binding upon and inure to
       ----------
       the benefit of Patapsco and its successors and Stockholder and Stockholder's executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder.

     IN WITNESS WHEREOF, the parties hereto have cause this Voting Agreement to be duly executed as of the day and year first above written.

                                     PATAPSCO BANCORP, INC.


                                     By: _____________________________________
                                     Title:___________________________________

                                     STOCKHOLDER


                                     _________________________________________
                                     Name:

___________________________________
Shares of Company Stock
Beneficially Owned


___________________________________
Shares of Company Stock Over Which
Stockholder has Voting Power